UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 and 15(d) of the

Securities Exchange Act of l934

April 17, 2007

Date of report (Date of earliest event reported)

Avicena Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-51610	04-3195737
(Commission File Number)	(IRS Employer Identification No.)

228 Hamilton Avenue, Third Floor, Palo Alto, California 94301

(Address of Principal Executive Offices) (Zip Code)

(415) 397-2880

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On April 17, 2007, the Board of Directors of the Company adopted a form of Non-qualified Stock Option Agreement (“Option Agreement”) pursuant to the Company’s 1999 Stock Incentive Plan (the “Plan”). The Plan is administered by the Board of Directors of the Company, or by its delegate. The form of Option Agreement is available to employees, officers, directors and consultants generally and provides for the same method of allocation of benefits between management and non-management participants. Options under the Option Agreement will vest in equal semi-annual installments over a period of three years from the date of grant provided that the holder continues to maintain a “business relationship” with the Company as defined in the Option Agreement. Upon termination of the business relationship, the unvested portion of the option is cancelled and the vested portion of the option must be exercised within 90 days of such termination but not to exceed the expiration of the Option Agreement’s term of 10 years. Until shares of Company stock are issued upon the exercise of an option, the options do not provide recipients any rights of a stockholder. Options are not transferable except by the laws of descent and distribution. Any stock received upon exercise of an option is, generally, subject to a restriction on transfer for a period of 27 months from the date of grant of the option. Reference is hereby made to the form of Option Agreement attached hereto for a discussion of its terms and conditions.

(d) Exhibits.

Exhibit No.	Description
10.1	Form of Non-Qualified Stock Option Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVICENA GROUP, INC.

Date: April 19, 2007	By:	/s/ Michael J. Sullivan
Michael J. Sullivan
Vice President of Finance and Acting CFO

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Non-Qualified Stock Option Agreement